Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR SECOND QUARTER OF FISCAL 2015

LAUREL, Miss. (May 28, 2015) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2015.

Net sales for the second quarter of fiscal 2015 were $716.6 million compared with $660.7 million for the same period a year ago. For the quarter, net income was $71.2 million, or $3.13 per share, compared with net income of $51.0 million, or $2.21 per share, for the second quarter of fiscal 2014.

Net sales for the first six months of fiscal 2015 were $1,384.0 million compared with $1,245.6 million for the same period of fiscal 2014. Net income for the first half of the year totaled $137.7 million, or $6.00 per share, compared with net income of $79.9 million, or $3.46 per share, for the first six months of last year.

“The results for our second quarter of fiscal 2015 reflect lower grain costs and continued favorable demand for poultry products,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Our net sales were 8.5 percent higher compared with the second quarter of fiscal 2014, reflecting increased volume offset by slightly lower market prices. Demand for chicken remains strong from our retail grocery store customers and, for the first time since 2008, we are able to say demand at food service has improved. Traffic and same store sales at food service establishments has improved across most all segments of the industry, aided by lower gasoline prices and improving macroeconomic factors.

“Our profitability for the second quarter also benefited from lower feed costs,” added Sanderson. “Feed costs in flocks processed decreased 11.8 percent compared with last year’s second fiscal quarter. Planting progress for 2015 grain crops is ahead of long term averages, and optimism for a second consecutive year of favorable production is supporting lower grain costs.”

According to Sanderson, market prices for poultry products were mixed during the second quarter compared with the same period last year. Compared with the second fiscal quarter of 2014, the average Georgia dock price for whole chickens was approximately 8.1 percent higher, boneless breast meat prices were approximately 4.4 percent lower, the average market price for bulk leg quarters decreased approximately 20.3 percent, and jumbo wing prices were higher by 40.3 percent. The Company’s average feed cost per pound of poultry products processed decreased 3.9 cents per pound, or 11.8 percent, compared with the second quarter of fiscal 2014, and prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 10.5 percent and 21.1 percent, respectively, compared with the second quarter of fiscal 2014.

“We continue our start-up in Palestine, Texas, and it is going well,” added Sanderson. “We also continue the permitting process at the hatchery, processing plant and waste water treatment facility in St. Pauls, North Carolina, and expect to begin construction in June.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2015

May 28, 2015

“Looking ahead, we are optimistic as we head into the summer months and what is typically the peak demand period for chicken. Total grain costs remain below last year’s prices, and demand for chicken products remains strong. Weekly broiler egg sets continue to run above last year’s numbers, and breeder placements are higher. However, macroeconomic conditions continue to improve, and the market has absorbed the increased production well during the first half of our fiscal year. Market prices for boneless breast meat sold to our food service customers improved through April, and market prices for retail grocery store products remain at record levels. Regardless of market conditions, however, we will maintain our focus on maximizing our operating performance and sales execution,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, May 28, 2015, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 28, 2015. Those without Internet access may listen and participate in the call by dialing 888-811-5456, confirmation code 9551510.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2015, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2015

May 28, 2015

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, grain prices, supply and demand factors, and other industry conditions.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2015

May 28, 2015

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2015	2014	2015	2014
Net sales	$716,592	$660,717	$1,383,955	$1,245,600
Costs and expenses:
Cost of sales	577,567	552,311	1,103,768	1,068,396
Selling, general and administrative	29,503	29,915	67,608	53,514

	607,070	582,226	1,171,376	1,121,910

Operating income	109,522	78,491	212,579	123,690
Other income (expense):
Interest income	13	10	39	22
Interest expense	(686)	(741)	(1,113)	(1,652)
Other	29	32	63	48

	(644)	(699)	(1,011)	(1,582)

Income before income taxes	108,878	77,792	211,568	122,108
Income tax expense	37,632	26,804	73,819	42,249

Net income	$71,246	$50,988	$137,749	$79,859

Basic earnings per share	$3.13	$2.21	$6.00	$3.46

Diluted earnings per share	$3.13	$2.21	$6.00	$3.46

Dividends per share	$0.22	$0.20	$0.44	$0.40

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Sanderson Farms Reports Results for Second Quarter Fiscal 2015

May 28, 2015

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 30, 2015	October 31, 2014
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$153,625	$165,610
Accounts receivable, net	118,927	118,296
Inventories	212,306	190,823
Deferred income taxes	4,722	2,925
Prepaid expenses and other current assets	37,254	33,052

Total current assets	526,834	510,706

Property, plant and equipment:
Property, plant and equipment	1,276,140	1,185,094
Accumulated depreciation	(621,632)	(588,969)

	654,508	596,125
Other assets	5,531	4,421

Total assets	$1,186,873	$1,111,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,630	$48,700
Accrued expenses	45,939	67,446
Accrued income taxes	6,426	21,489
Current maturities of long-term debt	10,000	10,000

Total current liabilities	151,995	147,635

Long-term debt, less current maturities	—	10,000
Claims payable	8,800	10,000
Deferred income taxes and other liabilities	53,127	45,669
Commitments and contingencies
Stockholders’ equity:
Common stock	22,412	23,130
Paid-in capital	112,071	150,122
Retained earnings	838,468	724,696

Total stockholders’ equity	972,951	897,948

Total liabilities and stockholders’ equity	$1,186,873	$1,111,252

(1)	The Condensed Consolidated Balance Sheet at October 31, 2014, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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